Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES 16.7% QUARTERLY EARNINGS

PER SHARE GROWTH

TOMS RIVER, NEW JERSEY, April 20, 2011…OceanFirst Financial Corp. (NASDAQ:”OCFC”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share increased 16.7%, to $0.28, for the quarter ended March 31, 2011 from $0.24, for the corresponding prior year quarter. Additional highlights for the quarter included:

•	The net interest margin expanded on a linked quarter basis to 3.60% for the quarter ended March 31, 2011, as compared to 3.52% for the quarter ended December 31, 2010.

•	Non-performing loans decreased by $1.8 million, or 4.9%, at March 31, 2011 as compared to December 31, 2010 and represent 2.15% of total loans receivable.

•

Total revenue for the quarter ended March 31, 2011 (i.e., net interest income and total other income) increased 3.9% compared to the same prior year quarter as the balance sheet grew by 2.9% year over year.

•

Return on average stockholders’ equity was 10.12% for the quarter ended March 31, 2011. The Company remains well-capitalized with the tangible common equity ratio increasing to 9.10% at March 31, 2011.

The Company also announced that the Board of Directors declared its fifty-seventh consecutive quarterly cash dividend on common stock. The dividend for the quarter ended March 31, 2011 was declared in the amount of $0.12 per share to be paid on May 13, 2011 to shareholders of record on May 2, 2011.

Chairman and CEO John R. Garbarino observed, “Our strong earnings, healthy capital position and stabilizing credit metrics continue to provide a compelling value proposition for our shareholders.”

Results of Operations

Net income for the three months ended March 31, 2011 was $5.1 million, or $0.28 per diluted share, as compared to net income of $4.4 million, or $0.24 per diluted share, for the corresponding prior year period.

Net interest income for the quarter ended March 31, 2011 increased to $19.3 million, as compared to $19.0 million in the same prior year period, reflecting greater interest-earning assets partly offset by a lower year-over-year net interest margin. Average interest-earning assets increased $128.3 million, or 6.3%, to $2,149.0 million for the quarter ended March 31, 2011, as compared to the same prior year period. The increase in average interest-earning assets was primarily due to the increase in average investment securities and mortgage-backed securities, which together increased $98.2 million, or 27.0%, for the quarter ended March 31, 2011, as compared to the same prior year period. The net interest margin decreased to 3.60% for the quarter ended March 31, 2011 from 3.76% in the same prior year period due to the investment of strong deposit flows into interest-earning deposits and investment securities at a modest net interest spread. Additionally, high loan refinance volume caused yields on loans and mortgage-backed securities to reset downward. The yield on average interest-earning assets decreased to 4.52% for the quarter ended March 31, 2011, as compared to 4.96% in the same prior year period. The cost of average interest-bearing liabilities decreased to 1.04% for the quarter ended March 31, 2011, as compared to 1.35% in the same prior year period. The decrease in the cost of interest-bearing liabilities was partly offset by an increase of $99.6 million in average interest-bearing liabilities for the three months ended March 31, 2011, as compared to the same prior year period consisting of an increase in average interest-bearing deposits of $263.4 million and a decrease in average borrowed funds of $163.8 million. For the quarter ended March 31, 2011, the net interest margin increased from the prior linked quarter of 3.52%, primarily due to a decrease in the cost of transaction deposits.

For the quarter ended March 31, 2011, the provision for loan losses decreased to $1.7 million, as compared to $2.2 million for the corresponding prior year period. The decreased provision is primarily due to lower levels of non-performing loans and partially due to lower loan balances, as compared to December 31, 2010. Additionally, net charge-offs for the quarter ended March 31, 2011 were comparable to the fourth quarter of 2010 and lower than the corresponding prior year quarter.

Other income increased to $3.5 million for the quarter ended March 31, 2011, as compared to $3.0 million in the same prior year period. Fees and service charges increased to $2.7 million for the quarter ended March 31, 2011, as compared to $2.6 million for the corresponding prior year period due to higher fees from merchant services and investment services. The net gain on sales of loans increased to $759,000 for the quarter ended March 31, 2011, as compared to $503,000 for the corresponding prior year period due to an increase in the volume of loans sold. The net loss from other real estate operations was $366,000 for the quarter ended March 31, 2011, as compared to a loss of $335,000 in the same prior year period due to write-downs in the value of properties previously acquired.

Operating expenses increased by 3.4%, to $13.1 million for the quarter ended March 31, 2011, as compared to $12.7 million for the corresponding prior year period. The increase was primarily due to compensation and employee benefits costs, which increased by $512,000, or 7.8%, to $7.0 million for the quarter ended March 31, 2011, as compared to the corresponding prior year period. Occupancy expense decreased by $269,000 for the quarter ended March 31, 2011, as compared to the corresponding prior year period due to a $184,000 benefit from the negotiated settlement of the remaining office lease obligation at Columbia Home Loans, LLC (“Columbia”), the Company’s mortgage banking subsidiary, which was shuttered in the fourth quarter of 2007. Federal deposit insurance expense for the quarter ended March 31, 2011 increased by $107,000 from the corresponding prior year period primarily due to higher deposit balances.

The provision for income taxes was $2.9 million for the quarter ended March 31, 2011, as compared to $2.6 million for the same prior year period. The effective tax rate decreased to 35.9% for the quarter ended March 31, 2011, as compared to 37.4% in the same prior year period.

Financial Condition

Total assets increased by $12.0 million, or 0.5%, to $2,263.3 million at March 31, 2011, from $2,251.3 million at December 31, 2010. Investment securities available for sale increased by 36.3%, to $125.2 million at March 31, 2011, as compared to $91.9 million at December 31, 2010, due to purchases of government agency securities. Mortgage-backed securities available for sale increased by 2.0%, to $348.0 million at March 31, 2011, as compared to $341.2 million at December 31, 2010, due to purchases of mortgage-backed securities and collateralized mortgage obligations issued by U.S. government sponsored enterprises. Loans receivable, net decreased by $24.5 million, or 1.5%, to $1,636.3 million at March 31, 2011, from $1,660.8 million at December 31, 2010, primarily due to sales and prepayments of one-to-four family loans.

Deposits decreased by $18.2 million, or 1.1%, to $1,645.8 million at March 31, 2011 from $1,664.0 million at December 31, 2010. The decline was concentrated in time deposits, which decreased $12.0 million, as the Bank continued to moderate its pricing for this product. Partly as a result of the decrease in deposits, Federal Home Loan Bank advances increased $25.7 million, to $290.7 million at March 31, 2011 from $265.0 million at December 31, 2010. Stockholders’ equity increased 2.4%, to $206.0 million at March 31, 2011, as compared to $201.3 million at December 31, 2010, primarily due to net income and a reduction in accumulated other comprehensive loss partly offset by the cash dividend on common stock.

Asset Quality

The Company’s non-performing loans totaled $35.7 million at March 31, 2011, a $1.8 million decrease from $37.5 million at December 31, 2010, primarily due to a decrease of $1.2 million relating to commercial real estate loans. Non-performing loans at March 31, 2011 include $661,000 of loans repurchased due to early payment default that were written down to market value on the date of repurchase and $1.3 million of loans previously held for sale that were also written down to market value. Net loan charge-offs decreased to $970,000 for the three months ended March 31, 2011, as compared to $1.3 million for the corresponding prior year period. For the quarter ended March 31, 2011 net charge-offs included $121,000 of loans originated by Columbia.

The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $809,000 at March 31, 2011, unchanged from December 31, 2010. There was no provision for repurchased loans and no charge-offs during the quarter ended March 31, 2011. At March 31, 2011, there were two outstanding loan repurchase requests on loans with a total principal balance of $302,000 which the Company is contesting.

Conference Call

As previously announced, the Company will host an earnings conference call on Thursday, April 21, 2011 at 11:00 a.m. Eastern time. The direct dial number for the call is (877) 317-6789. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 449666, from one hour after the end of the call until May 3, 2011. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

*    *    *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	March 31, 2011	December 31, 2010	March 31, 2010
	(unaudited)		(unaudited)
ASSETS

Cash and due from banks	$31,362	$31,455	$20,884
Investment securities available for sale	125,240	91,918	39,177
Federal Home Loan Bank of New York stock, at cost	18,370	16,928	27,906
Mortgage-backed securities available for sale	347,966	341,175	367,189
Loans receivable, net	1,636,251	1,660,788	1,640,149
Mortgage loans held for sale	2,926	6,674	1,668
Interest and dividends receivable	6,760	6,446	6,818
Real estate owned, net	1,914	2,295	2,864
Premises and equipment, net	22,449	22,488	21,862
Servicing asset	5,466	5,653	6,147
Bank Owned Life Insurance	41,062	40,815	40,166
Other assets	23,517	24,695	24,403

Total assets	$2,263,283	$2,251,330	$2,199,233

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,645,788	$1,663,968	$1,381,108
Securities sold under agreements to repurchase with retail customers	75,514	67,864	67,969
Federal Home Loan Bank advances	290,700	265,000	521,100
Other borrowings	27,500	27,500	27,500
Advances by borrowers for taxes and insurance	7,855	6,947	8,047
Other liabilities	9,940	18,800	6,328

Total liabilities	2,057,297	2,050,079	2,012,052

Stockholders’ equity:
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 18,844,232, 18,822,556 and 18,821,956 shares outstanding at March 31, 2011, December 31, 2010 and March 31, 2010, respectively	336	336	336
Additional paid-in capital	260,760	260,739	259,837
Retained earnings	177,624	174,677	165,277
Accumulated other comprehensive loss	(4,124)	(5,560)	(9,102)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(4,411)	(4,484)	(4,703)
Treasury stock, 14,722,540, 14,744,216 and 14,744,816 shares at March 31, 2011, December 31, 2010 and March 31, 2010, respectively	(224,199)	(224,457)	(224,464)
Common stock acquired by Deferred Compensation Plan	950	946	943
Deferred Compensation Plan Liability	(950)	(946)	(943)

Total stockholders’ equity	205,986	201,251	187,181

Total liabilities and stockholders’ equity	$2,263,283	$2,251,330	$2,199,233

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended March 31,
	2011	2010
	(unaudited)
Interest income:
Loans	$21,164	$21,984
Mortgage-backed securities	2,563	2,762
Investment securities and other	564	330

Total interest income	24,291	25,076

Interest expense:
Deposits	2,909	3,432
Borrowed funds	2,045	2,674

Total interest expense	4,954	6,106

Net interest income	19,337	18,970

Provision for loan losses	1,700	2,200

Net interest income after provision for loan losses	17,637	16,770

Other income:
Loan servicing income	96	46
Fees and service charges	2,722	2,557
Net gain on sales of loans available for sale	759	503
Net loss from other real estate operations	(366)	(335)
Income from Bank Owned Life Insurance	248	196
Other	—	1

Total other income	3,459	2,968

Operating expenses:
Compensation and employee benefits	7,042	6,530
Occupancy	1,195	1,464
Equipment	647	476
Marketing	336	304
Federal deposit insurance	741	634
Data processing	883	830
Legal	256	296
Check card processing	320	317
Accounting and audit	140	143
General and administrative	1,568	1,708

Total operating expenses	13,128	12,702

Income before provision for income taxes	7,968	7,036
Provision for income taxes	2,862	2,632

Net income	$5,106	$4,404

Basic earnings per share	$0.28	$0.24

Diluted earnings per share	$0.28	$0.24

Average basic shares outstanding	18,162	18,132

Average diluted shares outstanding	18,211	18,180

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At March 31, 2011	At December 31, 2010	At March 31,2010
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.10%	8.94%	8.51%
Common shares outstanding (in thousands)	18,844	18,823	18,822
Stockholders’ equity per common share	$10.93	$10.69	$9.94
Tangible stockholders’ equity per common share	10.93	10.69	9.94

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$26,278	$26,577	$22,633
Commercial real estate	4,651	5,849	4,844
Construction	368	368	368
Consumer	4,272	4,626	3,992
Commercial	117	117	466

Total non-performing loans	35,686	37,537	32,303
REO, net	1,914	2,295	2,864

Total non-performing assets	$37,600	$39,832	$35,167

Delinquent loans 30 to 89 days	$18,191	$14,421	$11,478

Allowance for loan losses	$20,430	$19,700	$15,632

Allowance for loan losses as a percent of total loans receivable	1.23%	1.17%	0.94%
Allowance for loan losses as a percent of non-performing loans	57.25	52.48	48.39
Non-performing loans as a percent of total loans receivable	2.15	2.23	1.95
Non-performing assets as a percent of total assets	1.66	1.77	1.60

	For the three months ended March 31,
	2011	2010
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.90%	0.83%
Return on average stockholders’ equity	10.12	9.61
Interest rate spread	3.48	3.61
Interest rate margin	3.60	3.76
Operating expenses to average assets	2.32	2.39
Efficiency ratio	57.59	57.90

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At March 31, 2011	At December 31, 2010
Real estate:
One-to-four family	$933,261	$955,063
Commercial real estate, multi-family and land	434,888	435,127
Construction	11,318	13,748
Consumer	202,608	205,725
Commercial	75,951	76,692

Total loans	1,658,026	1,686,355

Loans in process	(3,187)	(4,055)
Deferred origination costs, net	4,768	4,862
Allowance for loan losses	(20,430)	(19,700)

Total loans, net	1,639,177	1,667,462

Less: mortgage loans held for sale	2,926	6,674

Loans receivable, net	$1,636,251	$1,660,788

Mortgage loans serviced for others	$905,163	$913,778
Loan pipeline	73,464	84,113

	For the three months ended March 31,
	2011	2010
Loan originations	$102,949	$107,668
Loans sold	40,218	29,283
Net charge-offs	970	1,291

DEPOSITS

	At March 31, 2011	At December 31, 2010
Type of Account
Non-interest-bearing	$137,545	$126,429
Interest-bearing-checking	904,658	920,324
Money market deposit	111,203	108,421
Savings	219,274	223,650
Time deposits	273,108	285,144

	$1,645,788	$1,663,968

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED MARCH 31,
	2011			2010
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$21,996	$15	.27%	$—	$—	—%
Investment securities (1)	126,090	299	.95	55,971	126	.90
FHLB stock	17,534	250	5.70	24,284	204	3.36
Mortgage-backed securities (1)	335,602	2,563	3.05	307,528	2,762	3.59
Loans receivable, net (2)	1,647,750	21,164	5.14	1,632,904	21,984	5.39

Total interest-earning assets	2,148,972	24,291	4.52	2,020,687	25,076	4.96

Non-interest-earning assets	112,969			107,697

Total assets	$2,261,941			$2,128,384

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,255,244	1,665	.53	$965,181	1,984	.82
Time deposits	279,566	1,244	1.78	306,230	1,448	1.89

Total	1,534,810	2,909	.76	1,271,411	3,432	1.08
Borrowed funds	373,792	2,045	2.19	537,561	2,674	1.99

Total interest-bearing liabilities	1,908,602	4,954	1.04	1,808,972	6,106	1.35

Non-interest-bearing deposits	130,227			113,518
Non-interest-bearing liabilities	21,358			22,540

Total liabilities	2,060,187			1,945,030
Stockholders’ equity	201,754			183,354

Total liabilities and stockholders’ equity	$2,261,941			$2,128,384

Net interest income		$19,337			$18,970

Net interest rate spread (3)			3.48%			3.61%

Net interest margin (4)			3.60%			3.76%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.